MOORES ROWLAND AUDIT s.r.o.

February 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States
Ladies and Gentlemen:

We are the former independent auditors for Itonis Inc., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K disclosing our resignation as independent public auditor of the Company. We confirm our agreement with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

“Moores Rowland Audit s.r.o. ”

Moores Rowland Audit s.r.o.